Filed Pursuant to Rule 424(b)(5)

Registration No. 333-270628

Prospectus Supplement

(To Prospectus dated April 6, 2023)

Up to $17,111,650

Common Stock

We previously entered into an equity distribution agreement (the “Equity Distribution Agreement”) with Piper Sandler & Co. (“Piper Sandler”) and Clear Street LLC (“Clear Street” and together with Piper Sandler the “Sales Agents”), pursuant to which we may offer and sell, under our prospectus supplement dated October 18, 2024 (the “Prospectus”), shares of our common stock, $0.001 par value, having an aggregate offering price of up to $17,111,650 from time to time through the Sales Agents. As of September 16, 2025, we have sold approximately $1,712,170 of shares of common stock under the Equity Distribution Agreement. This prospectus supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

The purpose of this prospectus supplement is to suspend sales under the Equity Distribution Agreement and to terminate the continuous offering by us under the Prospectus effective on September 16, 2025. We will not make any sales of our common stock pursuant to the Equity Distribution Agreement unless and until a new prospectus supplement is filed with the Securities and Exchange Commission; however, the Equity Distribution Agreement remains in full force and effect.

Our common stock is listed on The Nasdaq Capital Market under the symbol “CODX.” On September 15, 2025, the last reported sale price of our common stock on The Nasdaq Capital Market was $0.3534 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the prospectus dated April 6, 2023, the “Risk Factors” section in our most recent Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement and the Prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus supplement and the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 16, 2025.